Exhibit 10.49

JOINT SALES AND SHARED SERVICES AGREEMENT

This JOINT SALES AND SHARED SERVICES AGREEMENT (this “Agreement”) is dated as of November 12, 2004, by and among KSMO Licensee, Inc., a Delaware corporation (“Licensee”), KSMO, Inc., a Maryland corporation (“KSMO-Sub”), and Meredith Corporation, an Iowa corporation (“Sales Agent”).

RECITALS

A.                                   Licensee and KSMO-Sub (collectively, the “KSMO Parties”) have entered into an Asset Purchase Agreement dated as of November 12, 2004, by and among the KSMO Parties (as sellers) and Sales Agent (as buyer) (the “Purchase Agreement”) pursuant to which, subject to the consent of the Federal Communications Commission (“FCC”) and the terms and conditions of the Purchase Agreement, Sales Agent intends to acquire the assets and licenses of, and to own and operate, Television Station KSMO(TV), Kansas City, Missouri, including the digital television facilities authorized for the operation of KSMO-DT (collectively referred to as the “Station”);

B.                                     Sales Agent owns and operates Television Station KCTV(TV), Kansas City, Missouri (“KCTV”), pursuant to licenses, permits, and authorizations issued by the FCC;

C.                                     The KSMO Parties currently broadcast on the Station a combination of programming supplied by The WB Television Network (“The WB”) and syndicated programming;

D.                                    In order to support and promote the economic viability and development of the Station, the KSMO Parties desire to retain Sales Agent to sell advertising on the Station and to provide related sales and other services to the KSMO Parties with respect to the operation of the Station, to utilize certain facilities of Sales Agent and to provide to the KSMO Parties certain news and public interest programming for broadcast on the Station, in each case in conformity with all rules, regulations, and policies of the FCC; and

E.                                      It is the parties’ expectation that Sales Agent, with its experience and operating infrastructure, will improve the overall efficiency of the Station’s sales and operating processes and reduce costs, thereby helping to ensure that the Station remains a viable alternative for both television viewers and advertisers.

AGREEMENTS

In consideration of the above recitals and of the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Licensee, KSMO-Sub and Sales Agent, intending to be bound legally, agree as follows:

SECTION 1.  DEFINITIONS

1.1  Terms Defined in this Section.  The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

“Affiliate” means, with respect to any Person, (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (b) an officer or director of such Person or of an Affiliate of such Person within the meaning of clause (a) of this definition.  For purposes of clause (a) of this definition, (i) a Person shall be deemed to control another Person if such Person (A) has sufficient power to enable such Person to elect a majority of the board of directors of such Person, or (B) owns a majority of the beneficial interests in income and capital of such Person, and (ii) a Person shall be deemed to control any partnership of which such Person is a general partner.

“Base Date” means November 12, 2004.

“Communications Act” means the Communications Act of 1934, as amended, together with the rules, regulations, and policies promulgated thereunder by the FCC, as in effect from time to time.

“Market” means the Kansas City, Missouri, Designated Market Area.

“Person” includes natural persons, corporations, business trusts, associations, companies, joint ventures, and partnerships.

“To the best of Sales Agent’s knowledge” or any similar formulation thereof means the actual knowledge of the Executive Vice President of the Meredith Broadcast Group or the General Counsel of Sales Agent, after reasonable inquiry by each such person within his area of responsibility.

“To the best of the KSMO Parties’ knowledge” or any similar formulation thereof means the actual knowledge of the President, the Chief Financial Officer or the General Counsel of Sinclair Broadcast Group, Inc., or the general manager or main engineer of the Station, after reasonable inquiry by each such person within his area of responsibility.

1.2  Additional Defined Terms.  In addition to the defined terms in the preamble, recitals and Section 1.1 hereof, the following is a list of terms used in this Agreement and a reference to the section or schedule hereof in which such term is defined:

Term	Section/Schedule
Advertisements	Section 4.1
Automatic Increase	Schedule 3.1
Broadcast Material	Section 4.5
Cash Flow Payment Date	Schedule 3.1
Delivered Programming	Section 4.2
Disclosure Statement	Section 5.2(c)
Excluded Services	Section 4.4
Independent Accounting Firm	Schedule 3.1
Initial Term	Section 2.1(a)
JSA Fee	Schedule 3.1

Term	Section/Schedule
Katz	Schedule 3.1
Katz Rep Agreement	Schedule 3.1
Licensee Accounts Receivable	Section 4.8
Licensee Revenue Share	Schedule 3.1
Licensee’s Expense Schedule	Schedule 3.1
Lost Revenue	Schedule 3.1
Net Sales Revenue	Schedule 3.1
Objection Notice	Schedule 3.1
Performance Penalty	Section 2.3(a)
Policy Statement	Section 4.5
Premises	Section 5.4
PSAs	Section 4.6
Ratings Agencies	Section 5.1(l)
Reimbursable Station Expenses	Schedule 3.1
Sinclair	Section 5.1(g)
Station Broadcast Cash Flow	Schedule 3.1
Studio Building	Section 4.3(a)(i)
Trade Agreements	Section 4.7
Uncured Material Breach	Section 2.3(a)

SECTION 2.  TERM

2.1  Term.

(a)  Initial Term.  The initial term of this Agreement shall be from the date hereof until the date that is five (5) years after the Base Date (the “Initial Term”), unless terminated in accordance with Section 2.2 below.

(b)  Renewal Term.  This Agreement shall be renewed automatically for an additional term of five (5) years commencing on the day following the expiration of the Initial Term if Sales Agent shall have paid to Licensee Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) in accordance with the proviso in Section 8.1 of the Purchase Agreement.

2.2  Termination.

(a)  Mutual Agreement.  This Agreement may be terminated at any time by mutual agreement of the parties.  This Agreement shall terminate upon the consummation of any assignment or transfer of control of the FCC licenses for the Station to Sales Agent or any Affiliate of Sales Agent, subject to the payment by Sales Agent and the KSMO Parties of all payments owed to the other as of the consummation date of such assignment or transfer.

(b)  Termination by Licensee or Sales Agent.  This Agreement may be terminated by Licensee or Sales Agent, by written notice to the other, upon the occurrence of any of the following events:

(i)  this Agreement has been declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction which is not subject to appeal or further administrative or judicial review, and the parties, acting in good faith, are unable to agree upon a reform of the Agreement so as to cause the Agreement to comply with applicable law; or

(ii)  there has been a change in the Communications Act that causes this Agreement in its entirety to be in violation thereof and the applicability of such change is not subject to appeal or further administrative review; and the parties, acting in good faith, are unable to agree upon a reform of the Agreement so as to cause the Agreement to comply with applicable law.

(c)  Termination by Sales Agent.  This Agreement may be terminated by Sales Agent, by written notice to Licensee, upon the occurrence of any of the following events:

(i)  if Sales Agent is not then in material breach and the KSMO Parties are in material breach under this Agreement and the KSMO Parties have failed to cure such breach within thirty (30) days after receiving written notice of breach from Sales Agent; or

(ii)  if the KSMO Parties or any Affiliate of the KSMO Parties makes a general assignment for the benefit of creditors, files, or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee, or similar creditor’s representative for the property or assets of the KSMO Parties or any Affiliate of the KSMO Parties under any federal or state insolvency law which, if filed against KSMO Parties or any Affiliate of the KSMO Parties, has not been dismissed within thirty (30) days thereof.

(d)  Termination by Licensee.  This Agreement may be terminated by Licensee, by written notice to Sales Agent,

(i)  if Sales Agent breaches its obligations hereunder and such breach reasonably could be expected to result in the revocation or non-renewal of the Station’s FCC licenses; or

(ii)  if Sales Agent or any Affiliate of Sales Agent makes a general assignment for the benefit of creditors, files, or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee, or similar creditor’s representative for the property or assets of Sales Agent or any Affiliate of Sales Agent under any federal or state insolvency law which, if filed against Sales Agent or any Affiliate of Sales Agent, has not been dismissed within thirty (30) days thereof.

2.3  Performance Penalty.

(a)  If Sales Agent is in material breach of its obligations under either the Purchase Agreement or this Agreement and the KSMO Parties are not then in material default under the Purchase Agreement or this Agreement, and such default by Sales Agent shall not have been cured within twenty-five (25) days following written notice from the KSMO Parties of such default (or within such longer period as may reasonably be required to cure such default if not reasonably capable of being cured within twenty-five (25) days and Sales Agent shall have diligently begun working to cure such default within such twenty-five (25) day period) (an “Uncured Material Breach”), in lieu of any right by Licensee to terminate the Purchase Agreement or this Agreement as a result of an Uncured Material Breach, Sales Agent shall owe to the KSMO Parties a performance penalty calculated as follows (the “Performance Penalty”):

(i)  If an Uncured Material Breach exists on a day Sales Agent is required to pay Licensee the Licensee Revenue Share as provided in Schedule 3.1, the Performance Penalty shall be the amount of the monthly JSA Fee (which shall be paid in addition to the Licensee Revenue Share).

(ii)  If such Uncured Material Breach continues to exist on the next succeeding day Sales Agent is required to pay Licensee the Licensee Revenue Share as provided in Schedule 3.1, the Performance Penalty shall be two times the amount of the JSA Fee and the Performance Penalty shall be increased in such manner for each succeeding month that the Uncured Material Breach remains uncured as of the day Sales Agent is required to pay Licensee the Licensee Revenue Share as provided in Schedule 3.1.

(b)  In the event that Sales Agent shall be obligated to pay any damages hereunder with respect to any indemnity claim by the KSMO Parties (other than with respect to a claim concerning a failure to pay the Licensee Revenue Share in accordance with Schedule 3.1) and Sales Agent shall be obligated to pay or shall have paid a Performance Penalty with respect to the events giving rise to such damages, then the amount of such damages payable by Sales Agent shall be reduced by, and to the extent of, the amount of the Performance Penalty paid to the KSMO Parties less any separate damages payable to the KSMO Parties with respect to such events pursuant to the Purchase Agreement.

2.4  Certain Matters Upon Termination.  If this Agreement is terminated by either party under Section 2.2, no expiration or termination of this Agreement shall terminate the obligations of either party hereto, including, without limitation, to indemnify the other for claims of third parties under Section 8 of this Agreement, or limit or impair any party’s rights to receive payments due and owing hereunder on or before the effective date of such termination.

SECTION 3.  CONSIDERATION

As consideration for the right of Sales Agent to market and sell air time made available under this Agreement, Licensee shall be entitled to receive from the Station’s revenue the amounts set forth in Schedule 3.1 hereto, and Sales Agent shall provide services to the KSMO Parties as set forth in this Agreement.

SECTION 4.  SCOPE OF SERVICES

4.1  Sales and Related Services.  Except as expressly provided to the contrary herein, the KSMO Parties retain Sales Agent on an exclusive basis for the Initial Term and each succeeding renewal term of this Agreement to market and sell all forms of regional, and local spot advertising, sponsorships, direct response advertising, paid programming, including infomercials, and all long-form advertising broadcast on the Station and all advertising on any Internet site maintained by or on behalf of the Station during the Initial Term and any renewal term (the “Advertisements”).

Subject to the terms of Schedule 3.1, national spot advertising broadcast on the Station shall continue to be sold by the Station’s existing national rep firm.  The KSMO Parties shall promptly provide to Sales Agent and its employees such information as Sales Agent may request to support the marketing and sale of the Advertisements and the collection of accounts receivable with respect thereto.  Sales Agent also shall be responsible for the promotion of the Station and for the Station’s traffic, billing and collection functions for the Advertisements.  Sales Agent shall designate an adequate number of its personnel to perform such services for the Station. Sales Agent shall conduct the sales, traffic and promotion functions for the Station in accordance with standard practice in the industry.  Sales Agent and the KSMO Parties shall periodically review the personnel needs and job functions of the persons designated by Sales Agent to perform its obligations under this Agreement and implement such changes as they mutually agree are appropriate.  Revenues from the sale of the Advertisements shall be allocated between Sales Agent and Licensee as set forth in Schedule 3.1.  Sales Agent may sell the Advertisements in combination with any other broadcast stations of its choosing, including KCTV; provided, however, that under no circumstances will advertisers be required to purchase time on the Station and KCTV together.  Subject to Section 4.5, the placement, duration and rates of the Advertisements shall be determined by Sales Agent.  The value of commercial time bartered in exchange for programming shall be excluded from the definition of Net Sales Revenue.

4.2  Delivered Programming.  Commencing on the Base Date, Sales Agent shall provide to Licensee for broadcast, simulcast or rebroadcast on the Station, as applicable, local news and other programming as described more particularly in Schedule 4.2 hereof (the “Delivered Programming”).  The total duration of all Delivered Programming supplied by Sales Agent for broadcast on the Station shall in no event exceed the lesser of 25 hours per week or 15% of the Station’s broadcast hours for any week.  Sales Agent shall be responsible for obtaining the rights to broadcast the Delivered Programming on the Station and for paying all costs incurred in obtaining such rights.  To the extent permission is required to rebroadcast any Delivered Programming under Section 325 of the Communications Act, Sales Agent hereby grants Licensee such permission.  The Delivered Programming shall be subject to Sales Agent’s editorial judgment and the requirements of Section 4.5, including but not limited to the Licensee’s right of rejection or preemption.  All Delivered Programming shall be in conformity in all material respects with standards established by Licensee and consistent with similar programming broadcast on Sales Agent’s own television broadcast stations.  Apart from its obligation to provide the Delivered Programming as set forth herein, Sales Agent shall have no involvement with respect to the programming to be aired on the Station, the selection of which shall be entirely within the discretion of Licensee.  Sales Agent shall retain all revenue from the sale of Advertisements that are adjacent to or in the Delivered Programming.

4.3  Shared Services.  Sales Agent agrees to provide to the KSMO Parties the following additional facilities, equipment and services to support the operation of the Station, subject to the KSMO Parties’ right to modify, upon reasonable prior notice to Sales Agent, any such service, provided that no such modification shall expand in any material respect the obligations of Sales Agent, or require Sales Agent to incur any material additional obligation or liability, hereunder:

(a)                                  Office and Studio Space.

(i)                                     If and to the extent Sales Agent elects, in its sole discretion, to provide some or all of the services to be provided by Sales Agent hereunder from the studio facility used by Sales Agent for KCTV (the “Studio Building”), Sales Agent shall provide to the KSMO Parties’ employees and agents the right to access and use sufficient office space, including furnishings and office equipment for the Station’s main studio operations, including sufficient space to permit Licensee to maintain and make available to the public the Station’s public inspection file in accordance with applicable requirements of the Communications Act, at such locations in or near the Studio Building, in each case as may be mutually acceptable to Licensee and Sales Agent and as Licensee reasonably requires for the conduct of the business of the Station as contemplated by the terms hereof and in accordance with applicable requirements of the FCC, so long as the provision of such space and the use of such equipment do not unreasonably interfere with the conduct of Sales Agent’s business or operations.

(ii)                                  Sales Agent shall give Licensee and its agents a nonexclusive and unrestricted right of access to the Studio Building at all times, subject only to Sales Agent’s reasonable security procedures applicable to its own employees, for the purpose of fulfilling Licensee’s obligations as an FCC licensee.  The right granted under this Section shall include the incidental benefit and reasonable right of use of utilities (heat, water, electricity) provided for purposes of Sales Agent’s own operations.  Sales Agent shall provide separate, lockable office facilities for use by Licensee’s general manager or other managerial employee(s) and shall permit Licensee to install appropriate signs on the inside and outside of the Studio Building (consistent with applicable local requirements or agreements, if any, governing such signage and with the overall appearance of the Studio Building) identifying Licensee as the owner and licensee of the Station.

(iii)                               If, at the time of termination of this Agreement, some or all of the Station’s operations are co-located in the Studio Building as contemplated by Section 4.3(a)(i) hereof, Licensee shall be given a transition period of not less than six (6) months following such termination in which to relocate such operations.  During such transition period, Licensee shall have access to the Studio Building in the same manner as during the term of this Agreement.  Such transition period may be lengthened upon such terms and conditions as may be mutually agreeable to the parties.

(b)                                 Technical Services.

(i)                                     Beginning as soon as reasonably practicable following the Base Date, Sales Agent shall perform monitoring and maintenance of the Station’s technical equipment and facilities and, upon Licensee’s request, shall assist Licensee with the installation, repair, maintenance and replacement of the Station’s equipment and facilities; provided, however, subject to reimbursement to the extent provided in Schedule 3.1, Licensee shall be responsible for all Station capital and equipment replacement expenditures.

(ii)                                  Beginning as soon as reasonably practicable following the Base Date, Sales Agent shall make available to Licensee, on an independent contractor basis, a staff engineer employed by Sales Agent to assist the Licensee’s Chief Operator for the Station in fulfilling his duties as specified by the rules and regulations of the FCC.

4.4  Excluded Services.  (a) Licensee retains all rights with respect to the sale of supplementary or ancillary non-broadcast services on the Station not included within the definition of “Advertisements” in Section 4.1 hereof (collectively, “Excluded Services”), and (b) the commercial inventory and marketing and advertising rights with respect to Excluded Services are not conveyed to Sales Agent under this Agreement, provided that the Excluded Services shall not reduce or limit the number or duration of the Advertisements made available to Sales Agent under this Agreement.

4.5  Content Policies.  All material furnished by Sales Agent for broadcast on the Station (“Broadcast Material”) shall comply with applicable federal, state and local regulations and policies, including commercial limits in children’s programming.  Licensee shall have the right to preempt any Broadcast Material to present program material of greater local or national importance.  Licensee may reject any Broadcast Material if Licensee reasonably determines that the broadcast of such material would violate applicable laws or would otherwise be contrary to the public interest.  Licensee shall promptly notify Sales Agent of any such rejection, preemption, or rescheduling and shall cooperate with Sales Agent in efforts to fulfill commitments to advertisers and syndicators.  Licensee is familiar with the operating standards followed by Sales Agent in the operation of KCTV, which standards are consistent with those employed by Licensee in the operation of the Station.  Schedule 4.5 sets forth Licensee’s statement of policy (the “Policy Statement”) with regard to the Delivered Programming and the Advertisements.  Sales Agent shall ensure that the Advertisements and Delivered Programming are in accordance with this Agreement and Licensee’s Policy Statement.

4.6  Public Service Announcements.  Sales Agent acknowledges that Licensee has in the past provided time on the Station for the promotion of public service organizations in the form of public service announcements (“PSAs”), and agrees that it will release spot time to Licensee for the broadcast of PSAs at times and in amounts consistent with Licensee’s past practices and consistent with Sales Agent’s operating policies applicable to the broadcast of PSAs on KCTV.  Licensee and Sales Agent shall cooperate in good faith concerning the placement of the PSAs to be broadcast on the Station; provided, however, that Licensee shall be ultimately responsible for selecting and obtaining PSAs for broadcast on the Station.

4.7  Trade and Barter Spots.  To the best of the KSMO Parties’ knowledge, Schedule 4.7 hereto is an accurate and complete list in all material respects as of November 8, 2004, of all Station contracts for the sale of advertising time on the Station for non-cash consideration that are in effect as of and will extend beyond the Base Date (“Trade Agreements”).  Sales Agent shall comply with and honor all such Trade Agreements, if and to the extent that Trade Agreement spots may be broadcast on a preemptible basis.  The dollar value of advertising time on the Station provided to advertisers pursuant to Trade Agreements shall not be included in the computation and determination of Net Sales Revenue for purposes of this Agreement.  After the Base Date, Sales Agent and the KSMO Parties shall have the right to enter into new contracts for the sale of Advertisements for non-cash consideration, provided that both parties agree to each such Trade Agreement and provided further that the dollar value of such advertising time on the Station for such Trade Agreements is not included in the computation and determination of Net Sales

Revenue for purposes of this Agreement.  The parties shall mutually agree as to the use of the non-cash consideration received for each new Trade Agreement.  For purposes of this Section 4.7, the term Trade Agreement applies only to the bartering of advertising in return for goods and services other than programming.

4.8  Accounts Receivable.  The KSMO Parties or their agent shall retain all revenues from advertising broadcast by the Station prior to the Base Date (“Licensee Accounts Receivable”).  All revenues from the Advertisements broadcast by the Station on or after the Base Date, including revenues derived from advertising sold by the KSMO Parties or their agent prior to the Base Date that has not been aired as of the Base Date, shall be allocated between Sales Agent and Licensee as set forth in Schedule 3.1.  Licensee shall use its best efforts to deliver to Sales Agent a schedule of Licensee Accounts Receivable, within seven (7) days of the Base Date.  For a period of 120 days following the Base Date, Sales Agent shall issue invoices in accordance with the Station’s standard billing procedures for time sold and provided by the Station prior to the Base Date and not invoiced prior to the Base Date and remit to Licensee all amounts collected during the period in respect of the Licensee Accounts Receivable as follows: (a) on or before the eighteenth (18th) day of the second complete calendar month after the Base Date, pay all amounts collected up to the end of the prior month; and (b) on or before the eighteenth (18th) day of each succeeding month, remit all amounts collected during the month prior thereto.  With each remittance, Sales Agent shall furnish a statement of the amounts collected and the persons from whom such amounts were collected.  Sales Agent shall, unless the remittance or an account receivable debtor specified otherwise, apply all amounts it receives from or for the benefit of any account receivable debtor first to pay the oldest undisputed Licensee Accounts Receivable of such debtor before applying any of such amounts to pay any obligation of such debtor to Sales Agent arising during, or otherwise attributable to, the period after the Base Date.  Licensee Accounts Receivable shall not be included in Net Sales Revenue.  Sales Agent shall collect Licensee Accounts Receivable using commercially reasonable efforts that are consistent in all material respects with the efforts Sales Agent uses to collect accounts receivable from the sale of advertising on KCTV; provided, however, Sales Agent shall not be required to refer any Licensee Accounts Receivable to an attorney for collection, institute legal proceedings or take other extraordinary measures to collect any Licensee Accounts Receivable.

4.9  Monthly Reports; Books and Records.  The following obligations shall begin on the first day of the first full calendar month beginning after the Base Date:

(a)  On or before the twentieth day of each calendar month during the Initial Term and any renewal term of this Agreement, Sales Agent shall furnish Licensee with a report regarding Sales Agent’s sales by advertiser of the Advertisements, other than Advertisements in or adjacent to Delivered Programming, for the previous calendar month.  Licensee shall have the right to review only those books and records of Sales Agent that pertain to the revenues from the sale of such Advertisements.

(b)  On or before the twentieth day of each calendar month during the Initial Term and any renewal term of this Agreement, the KSMO Parties shall furnish Sales Agent with such financial statements and reports as the KSMO Parties prepare in the ordinary course of business as of the Base Date that reflect the costs and expenses incurred by the KSMO Parties in operating and maintaining the Station.  Sales Agent shall have the right to review only those books and records of the KSMO Parties that pertain to the costs and expenses of the Station, including any administrative charges, fees, or other amounts payable to any Affiliate of the KSMO Parties.

4.10  Control.  Notwithstanding anything to the contrary in this Agreement, the KSMO Parties and Sales Agent acknowledge and agree that during the Initial Term and any renewal term of this Agreement, Licensee will maintain ultimate control and authority over the facilities of the Station, including specifically control and authority over the Station’s operations, including finances, personnel, and programming.  Without limiting the generality of the foregoing, Licensee shall retain sole responsibility for the selection, development, and acquisition of any and all programming to be broadcast over the Station, as well as the payment therefor, other than those payments associated with the Delivered Programming, subject to the KSMO Parties’ right to reimbursement in accordance with the terms of Schedule 3.1.  To that end, Licensee shall (a) have exclusive authority for the negotiation, preparation, execution and implementation of any and all programming agreements for the Station, and (b) retain and hire or utilize whatever employees Licensee reasonably deems appropriate or necessary to fulfill those programming functions.  Sales Agent shall not represent, warrant or hold itself out as the Station’s licensee, and all sales material prepared by Sales Agent for the sale of advertising time on the Station shall identify Licensee as the licensee of the Station using mutually agreeable wording and references.  Sales Agent shall sell advertising time and enter into all agreements for the sale of time on the Station and for the Delivered Programming in its own name.

SECTION 5.  OTHER OBLIGATIONS OF THE PARTIES

5.1  Responsibilities of the KSMO Parties.  The KSMO Parties, at their expense and subject to reimbursement to the extent provided by Schedule 3.1, shall be responsible for and perform the following obligations with respect to the business and operations of the Station during the Initial Term and any renewal term of this Agreement, in accordance with and subject to the following:

(a)  Licensee shall bear all responsibility for the Station’s compliance with all applicable provisions of the Communications Act and all other applicable laws.  Licensee shall file in a timely and complete manner all reports and applications required to be filed with the FCC or any other governmental body.  All programming aired on the Station that is produced in whole or in part by the KSMO Parties or any Affiliate of the KSMO Parties shall comply in all material respects with Licensee’s Policy Statement.

(b)  The KSMO Parties shall maintain in effect policies of insurance insuring the assets and the business of the Station in accordance with good industry practices and, at the least consistent with the coverage provided under such policies as were in existence on the day prior to the Base Date.

(c)  The KSMO Parties shall cause each Station transmitting facility to be maintained at all times in accordance with good engineering practice and with all engineering requirements set forth in the Station’s FCC authorizations (except at such time where reduction of power is required for routine or emergency maintenance) and in accordance with the Communications Act.  The KSMO Parties shall use, operate, and maintain all of the assets of the Station in a reasonable manner.  If any loss, damage, impairment, confiscation or condemnation of any of such assets occurs, the KSMO Parties shall repair, replace, or restore the assets to their prior condition as soon thereafter as possible, and the KSMO Parties shall use the proceeds of any claim under any insurance policy to repair, replace or restore any of the assets that are lost, damaged, impaired or destroyed.

(d)  The KSMO Parties shall be solely responsible for and shall pay in a timely manner all operating costs of the Station (excluding those costs to be borne by Sales Agent in accordance with Section 5.2 or in connection with these shared services to be provided by Sales Agent to the KSMO Parties pursuant to Section 4.3), including the cost of electricity, other utilities and rental or other payments with respect to real property leased by the KSMO Parties, taxes, and the salaries, insurance, and other costs for all personnel employed by the KSMO Parties.

(e)  The KSMO Parties shall promptly pay when due, all music rights payments (including, without limitation, music performance rights, synchronization rights, and master use rights), if any, in connection with the broadcast and/or transmission of all announcements, including the Advertisements, and programming on the Station, other than the Delivered Programming.

(f)  The KSMO Parties shall, consistent with their past practice, make any and all capital expenditures necessary to (i) maintain the Station’s current level of technical operation, which shall in no event be lower than generally accepted industry standards and (ii) complete the construction of the Station’s digital television facilities in accordance with all FCC rules and policies concerning such construction

(g)  The KSMO Parties shall be solely responsible for all costs and expenditures associated with the procuring of programming to be aired on the Station, other than those associated with the Delivered Programming.  The KSMO Parties shall pay over to Sales Agent all funds received by the KSMO Parties each year from The WB and any other program syndicator or supplier for promotion of The WB and other programming on other stations or media, and Sales Agent shall use all such funds solely for their intended purposes; provided, however, that the KSMO Parties shall retain any network compensation paid to the KSMO Parties after the Base Date by The WB solely in return for the agreement entered into on July 4, 1997, by Sinclair Broadcast Group, Inc. (“Sinclair”) and The WB pursuant to which Sinclair agreed to affiliate the Station and certain of Sinclair’s other television broadcast stations with The WB.  The KSMO Parties shall cooperate with Sales Agent in filing any necessary forms or reports required to obtain co-op reimbursement or other funds to which Sales Agent is entitled under this Section 5.1(g).  For the purposes of Schedule 3.1 hereof, Sales Agent’s receipt of promotional or co-op payments identified in this Section 5.1(g) shall not be considered a part of Net Sales Revenue and its expenditures of such promotional or co-op payments shall not be considered an expense for purposes of calculating Station Broadcast Cash Flow.  To the extent that any network or program service agreement of the KSMO Parties provides that, in exchange for cash payment, additional spot time that otherwise would be used by such network or program service may be released for local sales by the Station, the KSMO Parties, upon request by the Sales Agent, will obtain the release of such commercial spot inventory for the placement of Advertisements by the Sales Agent, subject to Sales Agent paying to the KSMO Parties the cash amount required for such release.

(h)  The KSMO Parties shall have the right to supplement the promotional efforts undertaken by Sales Agent, but subject to coordinating such efforts with Sales Agent in order to maintain image consistency with Sales Agent’s promotional efforts.

(i)  Subject to the provisions of any network affiliation or other programming agreement, Licensee shall consult and cooperate with Sales Agent in the negotiation, maintenance, and enforcement of retransmission consent agreements with cable, satellite and other multichannel video providers.  Licensee, in consultation with Sales Agent, shall exercise Licensee’s rights to mandatory carriage and retransmission consent for cable television and other multichannel video providers in a manner that ensures the maximum possible distribution of the Station’s signal on cable, direct-broadcast-satellite, and other multichannel video programming distributors serving communities located in the Market.

(j)  Except as otherwise permitted by this Agreement, the KSMO Parties shall not take any action or unreasonably omit to take any action which results in or causes a (i) revocation, non-renewal or material impairment of the Station’s FCC licenses, (ii) material adverse effect upon the Station’s transmitter, antenna and other material assets included in the Station’s transmission facility, (iii) material breach or default under the terms of the Lease Agreement dated as of July 5, 2001, between American Tower L.P. and Sinclair Communications, Inc.

(k)  The KSMO Parties shall list Sales Agent as the exclusive sales representative for the Advertisements in all applicable trade listings and advertising and promotional material if and when such listings and material are published by the KSMO Parties.

(l)  To the extent permitted under the terms of any applicable agreement, the KSMO Parties shall provide to Sales Agent such routine ratings information and ratings reports with respect to the Station as are customarily prepared or obtained by the KSMO Parties in the ordinary course of business.  Except as otherwise agreed by the KSMO Parties and Sales Agent, the KSMO Parties shall maintain (including timely payment of all fees) any agreements with A.C. Nielsen Company or its affiliates or other ratings information providers customarily used by the KSMO Parties as a source of local station research information for the Station (collectively, the “Ratings Agencies”).  At Sales Agent’s request, the KSMO Parties shall use their commercially reasonable efforts to assist Sales Agent in obtaining from the Ratings Agencies permission to use the Station’s ratings information and reports in connection with the sale of the Advertisements.

5.2  Responsibilities of Sales Agent.  Sales Agent, at its expense and subject to the provisions of Schedule 3.1, shall be responsible for and perform the following obligations with respect to the marketing and sale of the Advertisements during the Initial Term and any renewal term of this Agreement in accordance with and subject to the following provisions:

(a)  Sales Agent shall be solely responsible for (i) all commissions to employees, agencies or representatives and other expenses incurred in its marketing and sale of the Advertisements; (ii) all expenses incurred in its performance of traffic, billing, and collections functions with respect to the Advertisements;  (iii) any publicity or promotional expenses and other fees it incurred in performing its obligations under this Agreement; and (iv) all fees related to the software used for sales, traffic, billing and similar functions including any fees charged by the provider to make Sales Agent’s software interface in the most efficient manner with Licensee’s master control equipment.

(b)  Sales Agent shall be solely responsible for the salaries, taxes, and related costs for all personnel employed by Sales Agent who are used by Sales Agent in the sale of the Advertisements and the collection of accounts receivable (including salespeople, billing personnel and traffic personnel).

(c)  Sales Agent shall cooperate with Licensee to assist Licensee in complying with the provisions of the Communications Act regarding political advertising, including compliance with Licensee’s statement disclosing political advertising rates and practices for purchasers of political advertising consistent with applicable FCC rules and policies (“Disclosure Statement”).  Sales Agent shall supply such information promptly to Licensee as may be necessary to comply with the public inspection file, lowest unit rate, equal opportunities, and reasonable access requirements of the Communications Act.  If the Station fails to meet its political time obligations under the Communications Act based on the advertising sold by Sales Agent, then to the extent reasonably necessary to enable Licensee to cause the Station to comply with its political time obligations, Sales Agent shall release advertising availabilities to Licensee; provided, however, that all revenues realized by Licensee from the sale of such advertising time shall be immediately paid to Sales Agent and shall be considered a part of its Net Sales Revenue.

(d)  Sales agent shall assist Licensee with the negotiation, maintenance, and enforcement of retransmission consent agreements with cable, satellite, and other multichannel video providers.

5.3  Delivery of Material for Broadcast.  All Broadcast Material shall be delivered to the Station in a format to be agreed upon by Sales Agent and Licensee, in a form ready for broadcast on the Station’s existing playback equipment, and with quality suitable for broadcast.  The KSMO Parties shall not be required to provide production services or to copy, reformat, or otherwise manipulate material furnished by Sales Agent other than inserting tape cartridges or similar broadcast-ready media into machinery or computers for broadcast.

5.4  Provision of Office Space.  The KSMO Parties shall provide to employees and agents of Sales Agent and its affiliates the right to access and use space designated by the KSMO Parties for Sales Agent’s use in the KSMO Parties’ studio building (the “Premises”) as reasonably necessary for Sales Agent’s performance of its obligations under this Agreement, so long as the provision of such space does not unreasonably interfere with the conduct of the KSMO Parties’ business or operations.  When on the Premises, Sales Agent’s personnel shall be subject to the reasonable direction and control of Licensee’s management personnel.  The KSMO Parties shall make available to Sales Agent for use without fee or charge all facilities and equipment of the Station.

5.5  Access to Information.  In order to ensure compliance with the Communications Act and other applicable laws, Licensee shall be entitled to review at its reasonable discretion from time to time any Advertisement or Delivered Programming that Licensee may reasonably request.  Sales Agent also shall maintain and deliver to the Station such records and information required by the FCC to be placed in the public inspection file of each Station pertaining to the sale of political programming and advertisements, in accordance with the provisions of Sections 73.1940 and 73.3526 of the FCC’s rules, and to the sale of sponsored programming addressing political issues or controversial issues of public importance, in accordance with the provisions of Section 73.1212 of the FCC’s rules.  Sales Agent shall furnish to Licensee upon request any other information that is reasonably necessary to enable Licensee to prepare any records or reports required by the FCC or other governmental entities.  Nothing in this section shall entitle Licensee to review the internal corporate or financial records of Sales Agent.  The KSMO Parties shall keep confidential any information obtained from Sales Agent in connection with this Agreement, except as and to the extent required by law.  If this Agreement is terminated, the KSMO Parties shall return to Sales Agent all information obtained by the KSMO Parties from Sales Agent in connection with this Agreement.

5.6  Noncompete.  SBG covenants and agrees, on behalf of itself and its Affiliates, including the KSMO Parties, that during the Initial Term and any renewal term hereof, neither it nor any Affiliate will, without prior written consent of Sales Agent, directly or indirectly, own, manage, operate, control, or engage or participate in the ownership, management, operation, or control of, or be connected as a shareholder, partner, or joint venturer with, any business or organization which engages in the business of television broadcasting within the Grade B contour of the analog broadcast signal of the Station or the 42 dBu noise-limited contour of the DTV signal of the Station.  Notwithstanding the foregoing, the ownership of an equity interest of five percent (5%) or less of a publicly traded company that does not otherwise constitute control over such company shall not be prohibited.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE KSMO PARTIES

The KSMO Parties represent and warrant to Sales Agent as follows:

6.1  Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement by the KSMO Parties have been duly authorized by all necessary corporate action on the part of the KSMO Parties.  This Agreement has been duly executed and delivered by the KSMO Parties and constitutes the legal, valid, and binding obligation of the KSMO Parties, enforceable against the KSMO Parties in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

6.2  Absence of Conflicting Agreements or Consents.  The execution, delivery, and performance by the KSMO Parties of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any governmental or regulatory authority or any other Person; (b) will not conflict with the organizational documents of the KSMO Parties; (c) to the best of the KSMO Parties’ knowledge, does not conflict with, result in a breach of, or constitute a default under any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to the KSMO Parties; (d) does not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license, or permit to which either Licensee or KSMO-Sub is a party or by which either of Licensee or KSMO-Sub is bound; and (e) will not create any claim, lien, charge, or encumbrance upon any of the assets of the Station.

6.3  Authorizations.  On and after the Base Date, Licensee will hold all material licenses, permits, and other authorizations required by the FCC for the lawful operation of the Station and the conduct of the business of the Station in the manner and to the full extent it is currently conducted.  All such licenses, permits, and other authorizations have been validly issued and are in full force and effect, and none of the licenses, permits, and other authorizations is subject to any restriction or condition that would limit the operations of the Station as they are currently conducted.  Except as set forth in Schedule 6.3, there is not now pending, or to the best of the KSMO Parties’ knowledge, threatened, any action by the FCC or by any other Person to revoke, cancel, suspend, refuse to renew, or modify any of those licenses, permits, and other authorizations.  Licensee is in compliance in all material respects with the FCC licenses and the Communications Act.  Notwithstanding any other provision of this Agreement, Sales Agent acknowledges the obligation of Licensee to complete the construction of the digital facilities of the Station in accordance with the Communications Act and Licensee agrees, subject to reimbursement to the extent provided by Schedule 3.1, to complete such construction within the time periods provided by the FCC’s rules.

SECTION 7.  REPRESENTATIONS AND WARRANTIES OF SALES AGENT

Sales Agent represents and warrants to the KSMO Parties as follows:

7.1  Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement by Sales Agent have been duly authorized by all necessary corporate action on the part of Sales Agent.  This Agreement has been duly executed and delivered by Sales Agent and constitutes the legal, valid, and binding obligation of Sales Agent, enforceable against Sales Agent in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

7.2  Absence of Conflicting Agreements and Required Consents.  The execution, delivery, and performance by Sales Agent of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both):  (a) do not require the consent of any governmental or regulatory authority or any other Person; (b) will not conflict with the Certificate of Incorporation or By-Laws of Sales Agent; (c) to the best of Sales Agent’s knowledge, does not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Sales Agent; and (d) does not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Sales Agent is a party or by which Sales Agent is bound.

SECTION 8.  INDEMNIFICATION AND REMEDIES

8.1  Representations and Warranties.  Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained herein.  No notice or information delivered by the KSMO Parties shall affect Sales Agent’s right to rely on any representation or warranty made by the KSMO Parties or relieve the KSMO Parties of any obligations hereunder as the result of a breach of any of its representations and warranties.

8.2  By Sales Agent.  Sales Agent shall indemnify and hold the KSMO Parties and their officers, directors, stockholders, agents and employees harmless against any and all liability for libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from or relating to the Advertisements, the Delivered Programming, or other material furnished by Sales Agent for broadcast on the Station, along with any fine or forfeiture imposed by the FCC because of the content of such material, and for the actions of Sales Agent’s employees and representatives in performing their duties under this Agreement.

8.3  By the KSMO Parties.  The KSMO Parties shall indemnify and hold Sales Agent and its officers, directors, stockholders, agents and employees harmless against any and all liability for libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from or relating to all material broadcast on the Station that is produced in whole or in part by the KSMO Parties or any Affiliate of the KSMO Parties, along with any fine or forfeiture imposed by the FCC because of the content of such material, and for the actions of the KSMO Parties’ employees and representatives in performing their duties under this Agreement.  If Sales Agent incurs any liability as a result of programming broadcast on the Station that is not furnished by Sales Agent and for which Sales Agent does not have recourse against the KSMO Parties under this Section 8.3, the KSMO Parties shall cooperate with Sales Agent and take such actions as Sales Agent shall reasonably request to enable Sales Agent to pursue, at Sales Agent’s sole expense, such claims as may be available to Sales Agent against the supplier of such programming; provided, however, that Sales Agent acknowledges that the KSMO Parties make no representation or warranty regarding the availability of any such claim.

8.4  General.  Indemnification shall include all liability, costs and expenses, including counsel fees (at trial and on appeal).  The indemnification obligations under this Section shall survive any termination of this Agreement.  The obligation of each party to indemnify is conditioned on the receipt of notice from the party making the claim for indemnification in time to allow the defending party to timely defend against the claim and upon the reasonable cooperation of the claiming party in defending against the claim.  The party responsible for indemnification shall select counsel and control the defense, subject to the indemnified party’s reasonable approval; provided, however, that no claim may be settled by an indemnifying party without the consent of the indemnified party, and provided further that, if an indemnifying party and a claimant agree on a settlement and the indemnified party rejects the settlement unreasonably, the indemnifying party’s liability will be limited to the amount the claimant agreed to accept in settlement.

8.5  Services and Facilities Unique.  The parties hereto agree that the services to be provided by each party to the other under this Agreement are unique and that substitutes therefor cannot be purchased or acquired in the open market.  For that reason, either party would be irreparably damaged in the event of a material breach of this Agreement by the other party.

Accordingly, to the extent permitted by the Communications Act and the rules, regulations and policies of the FCC then in effect, either party may request that a decree of specific performance be issued by a court of competent jurisdiction, enjoining the other party to observe and to perform such other party’s covenants, conditions, agreements and obligations hereunder, and each party hereby agrees neither to oppose nor to resist the issuance of such a decree on the grounds that there may exist an adequate remedy at law for any material breach of this Agreement.

8.6  Attorneys’ Fees.  In the event of a default by either party, which results in a lawsuit, or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 9.  MISCELLANEOUS

9.1  No Partnership or Joint Venture.  This Agreement is not intended to be, and shall not be construed as, an agreement to form a partnership or a joint venture between the parties.  Except as otherwise specifically provided in this Agreement, neither party shall be authorized to act as an agent of or otherwise to represent the other party.

9.2  Confidentiality.  Each party hereto agrees that it will not at any time during or after the termination of this Agreement disclose to others or use, except as duly authorized in connection with the conduct of the business or the rendering of services hereunder, any secret or confidential information of the other party.  To the extent required by the Communications Act, each party shall place a copy of this Agreement in its public inspection file and shall consult with and agree upon the confidential and proprietary information herein that shall be redacted from such copy.

9.3  Assignment; Benefit; Binding Effect.  Neither party may assign this Agreement or delegate its obligations under this Agreement without the prior written consent of the other, except that Sales Agent may assign its rights and obligations under this Agreement to any successor in interest as the operator or licensee of television station KCTV(TV), Kansas City, Missouri, or to any party to whom Sales Agent assigns its rights and interests under the Purchase Agreement in accordance with Section 10.3 of the Purchase Agreement (a “Sales Agent Assignee”), upon written notice to Licensee.  In the event that Sales Agent assigns its rights and interests under the Purchase Agreement to a Sales Agent Assignee, the KSMO Parties shall, at Sales Agent’s request, assign their rights and interests under this Agreement to such Sales Agent Assignee, effective upon the consummation of the assignment of the FCC licenses for the Station to such Sales Agent Assignee, subject to the payment by Sales Agent of all payments owed to the KSMO Parties as of the consummation date of such assignment  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4  Force Majeure.  Any delay or interruption in the broadcast operation of the Licensee Station, in whole or in part, due to Acts of God, strikes, lockouts, material or labor restrictions, governmental action, riots, natural disasters or any other cause not reasonably within the control of either party shall not constitute a breach of this Agreement, and neither party shall be liable to the other for any liability or obligation with respect thereto.

9.5  Further Assurances.  The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

9.6  Press Release.  Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

9.7  Unenforceability.  If one or more provisions of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, except that, if such invalidity or unenforceability should change the basic economic positions of the parties, they shall negotiate in good faith such changes in other terms as shall be practicable in order to restore them to their prior positions.  In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material questions as to the validity of any provision of this Agreement, the parties shall negotiate in good faith to revise any such provision of this Agreement in an effort to comply with all applicable FCC rules and policies while attempting to preserve the intent of the parties as embodied in the provisions of this Agreement.  The parties hereto agree that, upon the request of either of them, they will join in requesting the view of the staff of the FCC, to the extent necessary, with respect to the revision of any provision of this Agreement in accordance with the foregoing.

9.8  Notices.  All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to the KSMO Parties:	c/o Sinclair Television Group
10706 Beaver Dam Road
Cockeysville, MD 21030
Attn: David D. Smith
	Phone:	410-568-1507
	Fax:	410-568-1533

With a copy (which shall not constitute notice) to:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, MD 21030
Attn: General Counsel
	Phone:	410-568-1524
	Fax:	410-568-1537

-and-

Steven A. Thomas, Esquire
Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, MD 21202
	Phone:	410-752-2046
	Fax:	410-752-2468

If to Sales Agent:	Meredith Corporation
1716 Locust Street
Des Moines, IA 50309-3203
	Attn:	John S. Zieser, Esquire,
Vice President, General Counsel & Secretary
	Phone:	515-284-2895
	Fax:	515-284-3933

With copy to (which shall not constitute notice) to:

John R. Feore, Esquire
Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, N.W.
Suite 800
Washington, DC 20036
	Phone:	202-776-2768
	Fax:	202-776-2222

9.9  Governing Law.  This Agreement shall be construed and governed in accordance with the laws of New York without reference to the conflict of laws principles thereof.

9.10  Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of, or effect the construction or interpretation of any provision of, this Agreement.

9.11  Gender and Number.  Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

9.12  Counterparts and Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement shall be legally binding and effective upon delivery of facsimile signatures.

9.13  Entire Agreement.  This Agreement and the attachments and schedules hereto collectively represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.  No term or provisions hereof may be changed, modified, terminated or discharged (other than in accordance with its terms), in whole or in part, except by a writing which is dated and signed by all parties hereto.  No waiver of any of the provisions or conditions of this Agreement or of any of the rights, powers or privileges of a party hereto shall be effective or binding unless in writing and signed by the party claimed to have given or consented to such waiver.

9.14  Guaranty.  By its execution hereof with respect to this Section 9.14, Sinclair irrevocably and unconditionally guarantees to Sales Agent the full, complete and timely performance by the KSMO Parties of any and all obligations of the KSMO Parties under this Agreement.  This guaranty shall remain in full force and effect so long as the KSMO Parties shall have any obligations or liabilities hereunder.  This guaranty shall be deemed a continuing guaranty, and the waivers of Sinclair herein shall remain in full force and effect until the satisfaction in full of all of the KSMO Parties’ obligations hereunder.  If any default shall occur by either Licensee or the KSMO-Sub in its performance or satisfaction of any of its obligations hereunder, then Sinclair will itself perform or satisfy, or cause to be performed or satisfied, such obligations immediately upon notice from Sales Agent specifying in summary form the default.  This guaranty is an absolute, unconditional and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law.  Sinclair agrees that its obligations hereunder shall not be contingent upon the exercise or enforcement by Sales Agent of whatever remedies it may have against the KSMO Parties.  To the maximum extent permitted by law, Sinclair hereby waives: (i) notice of acceptance hereof; (ii) notice of any adverse change in the financial condition of either Licensee or KSMO-Sub or of any other fact that might increase Sinclair’s risk hereunder; and (iii) presentment, protest, demand, action or delinquency in respect of any of the KSMO Parties’ obligations hereunder.

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IN WITNESS WHEREOF, this Agreement has been executed by Licensee, KSMO-Sub and Sales Agent effective as of the date first written above.

LICENSEE:

KSMO LICENSEE, INC.

By:	/s/ David B. Amy
Name: David B. Amy
Title: Secretary

KSMO-SUB:

KSMO, INC.

By:	/s/ David B. Amy
Name: David B. Amy
Title: Secretary

SALES AGENT:

MEREDITH CORPORATION

By:	/s/ Suku V. Radia
Name: Suku V. Radia
Title: VP - CFO

JOINDER AS A PARTY WITH RESPECT TO SECTIONS 5.6 AND 9.14:

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David B. Amy
Name: David B. Amy
Title: Executive Vice President

SCHEDULE 3.1

1.                                      Definitions.  The following terms, as used in this Schedule 3.1, shall have the meanings set forth in this section:

(a)                                  “Net Sales Revenue” means all gross revenue received by Sales Agent or the KSMO Parties for the Advertisements, other than Advertisements that are adjacent to or in the Delivered Programming, less agency, buying service or other sales commissions paid to or withheld by an advertiser, agency or service, as the case may be, but excluding any network compensation paid to the KSMO Parties following the Base Date by The WB solely in return for the agreement entered into on July 4, 1997, by Sinclair and The WB pursuant to which Sinclair agreed to affiliate the Station and certain of its other television broadcast stations with The WB.

(b)                                 “Reimbursable Station Expenses” means the out-of-pocket costs and expenses actually incurred by the KSMO Parties during the period following the Base Date in operating the Station and performing its obligations under this Agreement.  Without limiting the generality of the foregoing, Reimbursable Station Expenses shall include, to the extent not otherwise included in Licensee’s Expense Schedule:

(i)  the entire out of pocket costs and expenses actually incurred by the KSMO Parties in order to complete the construction of the digital facilities of the Station in accordance with the Communication Act;

(ii)  reasonable capital and operating expenses actually incurred by the KSMO Parties that are necessary to enable the Station to continue broadcast operations in accordance with the terms of the Station’s FCC licenses and the Communications Act;

(iii)  reasonable operating expenses actually incurred by the KSMO Parties that are necessary to enable the KSMO Parties to conduct the business and operations of the Station in accordance with the terms of this Agreement and the Purchase Agreement (including, without limitation, any liability incurred as a result of any programming broadcast on the Station, other than programming produced in whole or in part by the KSMO Parties or any Affiliate of the KSMO Parties, subject to the rights of Sales Agent set forth in Section 8 below);

(iv)  any reasonable operating expense actually incurred by the KSMO Parties that conforms in character to an expense line item or category expressly set forth in the Licensee’s Expense Schedule, notwithstanding that the amount of such expense exceeds the applicable amount specified for such line item or category in the Licensee’s Expense Schedule, if the amount of such excess is reasonable and the sole reason for such excess is an increase in a cost or expense owed by the KSMO Parties to a third party that occurs following the adoption of the applicable Licensee’s Expense Schedule; and

(v)  any costs or expenses actually incurred by the KSMO Parties as a result of complying with the obligation to broadcast the Delivered Programming.

(c)                                  “JSA Fee” means Forty-Four Thousand Six Hundred Sixty-Six Dollars ($44,666) per month, payable by Sales Agent to the KSMO Parties in consideration for the right to sell the Advertisements.

(d)                                 “Licensee’s Expense Schedule” means the out-of-pocket costs and expenses the KSMO Parties expects to incur in operating the Station and performing its obligations under this Agreement, a copy of which is attached as Exhibit A hereto.  Licensee’s Expense Schedule shall cover the period commencing on the Base Date and ending on December 31, 2005.

(e)                                  “Station Broadcast Cash Flow” means broadcast operating income of the Station, determined in accordance with generally accepted accounting principles consistently applied, adjusted as follows:

(1)                                  plus the sum of (i) depreciation and amortization (including film amortization and amortization of deferred and stock based compensation) relating to the Station (to the extent such depreciation and amortization were deducted in calculating operating income of the Station), and (ii) any trade/barter expenses; and

(2)                                  less the sum of (i) any amounts paid by Sales Agent to Licensee pursuant to Section 2(a) below; (ii) cash payments made or scheduled to be made for program contract rights relating to the Station; (iii) payments made by Sales Agent to the KSMO Parties to the extent not otherwise taken into account in calculating operating income; (iv) any rental income earned by Sales Agent from real property leased to the extent taken into account in calculating broadcast operating income; (v) any rent paid with respect to any capital leases of the Station; (vi) the allocable portion, to the extent taken into account in calculating operating income, of any fees received by any Affiliate of Licensee for entering into any arrangement with a third party that relates to the Station and any other television station owned and/or programmed by Licensee or any Affiliate; (vii) any trade/barter revenue; (viii) any income attributable to any “group deals” which include the Station and any other television station owned and operated by any Affiliate of Licensee, to the extent taken into account in calculating broadcast operating income and (ix) any revenue attributable to Delivered Programming.

(f)                                    “Licensee Revenue Share” means the payment to be made to Licensee each month from Net Sales Revenue in accordance with Section 2(a) below.

2.                                      Allocation of Revenue.  Beginning on the Base Date, Net Sales Revenue shall be allocated and paid on a monthly basis as follows:

(a)                                  For each calendar month during the period following the Base Date, Licensee shall receive from Net Sales Revenue a payment equal to the sum of (i) Reimbursable Station Expenses for such month to the extent such Reimbursable Station Expenses are consistent, in character and amount, with Licensee’s Expense Schedule, (ii) the JSA Fee, and (iii) 25% of Station Broadcast Cash Flow for such month; provided that no amount shall be due under this clause (iii) of Section 2(a) unless and until the cumulative Broadcast Cash Flow for the period commencing on the Base Date exceeds $2,000,000, and provided further, however, that

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the percentage of Station Broadcast Cash Flow payable to Licensee pursuant to this clause (iii) of Section 2(a) shall be reduced from 25% to 10% for the excess, in any month, of Broadcast Cash Flow over $2,500,000.  The foregoing notwithstanding, Licensee shall not be entitled to receive any amount pursuant to clause (iii) of this Section 2(a) if, at the time such amount is due (the “Cash Flow Payment Date”), the aggregate amount of Net Sales Revenue during the period from the Base Date until the Cash Flow Payment Date is less than the sum of the Reimbursable Station Expenses and JSA Fees paid to the KSMO Parties during the period from the Base Date until the Cash Flow Payment Date.

(b)                                 For each calendar month during the period following the Base Date, Sales Agent shall receive from Net Sales Revenue an amount equal to the Net Sales Revenue for such month less the Licensee Revenue Share for such month.

3.                                      Payment of Licensee Revenue Share.

(a)                                  On or before the fifth business day of each calendar month during the Initial Term, Licensee shall deliver to Sales Agent a statement setting forth in reasonable detail the amount of Reimbursable Station Expenses paid by Licensee and KSMO-Sub during the prior calendar month.  The statement shall include invoice copies and other documentation reasonably satisfactory to Sales Agent evidencing Licensee’s and KSMO-Sub’s payment of such Reimbursable Station Expenses.  Licensee shall deliver promptly to Sales Agent such additional documentation concerning the amounts shown on Licensee’s statement as Sales Agent shall reasonably request.

(b)                                 On or before the tenth business day of each calendar month during the Initial Term, Sales Agent shall pay to Licensee the Licensee Revenue Share for such month.

(c)                                  If Licensee elects to preempt any previously scheduled commercial programming in favor of replacement commercial programming from which Licensee will receive revenue or non-cash consideration, then, to the extent that Sales Agent suffers a loss of revenue (“Lost Revenue”) from its inability to broadcast advertising spots that were sold for broadcast on such preempted programming, a cash amount equal to the amount of the Lost Revenue shall be deducted from the payment of Licensee Revenue Share.  This provision shall not apply to the reasonable, good faith exercise by Licensee of its rights under Section 4.5 to preempt Broadcast Material (i) to present alternative program material of greater local or national importance or (ii) that Licensee determines to violate applicable laws or to be contrary to the public interest or the terms of this Agreement.  Licensee represents and covenants that preemption pursuant to Section 4.5 shall only occur to the extent that Licensee deems such action necessary to carry out its obligations as an FCC licensee, and expressly agrees that such right of preemption shall not be exercised in an arbitrary manner or for the commercial advantage of Licensee or others.

(d)                                 Any payment made hereunder that covers a partial calendar month shall be prorated on the basis of the actual number of days in such month to which such payment applies.

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4.                                      Rights of Audit and Objection.

(a)                                  Rights of Audit.  At all times during the Initial Term and for six (6) months following the termination of this Agreement, each party, shall have the right, at its own expense and upon prior written request to the other party, to review and audit the books and records of such party relating to Net Sales Revenue, Reimbursable Station Expenses and Station Broadcast Cash Flow.  Any such review must take place during normal business hours Monday through Friday.

(b)                                 Right of Objection.  On or prior to the 30th day after Licensee’s receipt of a Licensee Revenue Share payment, Licensee may give Sales Agent a written notice (an “Objection Notice”) indicating its objections to the applicable payment.  If Licensee fails to deliver an Objection Notice within such thirty (30) day period, then the applicable Licensee Revenue Share payment will be conclusive and binding upon the parties hereto.  If Licensee gives a timely Objection Notice, Licensee and Sales Agent will negotiate in good faith to resolve their disputes regarding the disputed Licensee Revenue Share payment.  If the Parties are unable to resolve all disputes regarding such Licensee Revenue Share payment on or prior to the thirtieth (30th) day after an Objection Notice is given, the Parties shall retain a qualified accounting firm (either by mutual agreement or by random choice after eliminating any such firm which is conflicted or otherwise unable to participate) (the “Independent Accounting Firm”) to resolve the dispute as soon as practicable, and in any event within thirty (30) days.  The Licensee Revenue Share payment for the applicable period determined by the Independent Accounting Firm will be conclusive and binding upon the parties hereto and will constitute the Licensee Revenue Share payment for such applicable period for all purposes of this Schedule 3.1.  The fees and expenses of the Independent Accounting Firm in connection with its review of any Licensee Revenue Share payment shall be paid one-half (1/2) by Sales Agent and one-half (1/2) by the KSMO Parties.

5.                                      National Rep Contract.  Except as provided in this Section 5, national spot advertising broadcast on the Station shall be sold by Katz Millennium Sales and Marketing, Inc. (“Katz”) pursuant to the terms of the Representation Agreement dated August 13, 2001 between Katz and KSMO, Inc. (the “Katz Rep Agreement”).  All proceeds from the sale of such advertising shall be considered Net Sales Revenue for purposes of this Agreement and any commissions payable to Katz pursuant to the Katz Rep Agreement applicable to the period following the Base Date shall be Reimbursable Station Expenses.  Notwithstanding the foregoing, Sales Agent may, at its option and expense, obtain a termination of the Katz Rep Agreement and enter into a representation agreement with such other national rep firm as Sales Agent may select and such other firm shall have the right to sell the Station’s national spot advertising.

6.                                      Licensee Expenditures.  Nothing in this Schedule 3.1 shall restrict Licensee or KSMO-Sub from entering into any contract or commitment or incurring any obligation or liability in connection with the acquisition of programming for broadcast on the Station or the employment of such personnel as Licensee or KSMO-Sub deems to be necessary or appropriate for the operation of the Station.

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7.                                      Changes to Licensee’s Expense Schedule.  If and to the extent that the KSMO Parties assign to Sales Agent one or more Assumed Contracts (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement or this Agreement, Sales Agent and Licensee shall cooperate in good faith and use commercially reasonable efforts to agree upon such changes to the Licensee’s Expense Schedule as are necessary to give effect to such assignment.  Commencing in 2005 and annually thereafter during the Initial Term, Licensee and Sales Agent shall cooperate in good faith to agree upon in writing no later than October 1 of the applicable year such changes, if any, to the Licensee’s Expense Schedule as are reasonably required to accurately reflect actual Reimbursable Station Expenses incurred during such year (or, in the case of Licensee’s Expense Schedule attached hereto as Exhibit A, during the period commencing on the Base Date and ending on December 31, 2005).  In the event that Licensee and Sales Agent are unable to resolve any dispute regarding any proposed changes to a Licensee’s Expense Schedule by October 1 of any year, either party may notify the other party in writing of its objection to Licensee’s Expense Schedule for the prior year.  In the event such a notice is provided, until such time as the parties agree upon a new Licensee’s Expense Schedule in writing, this Agreement shall remain in full force and effect in accordance with its terms, except that the Licensee’s Expense Schedule for the succeeding year shall be the Licensee’s Expense Schedule for the prior year subject to an automatic increase of each expense item set forth in the Licensee’s Expense Schedule for such prior year in an amount equal to the greater of five percent (5%) or the increase in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, 1982-84=100 (the “Automatic Increase”).  If neither party has provided to the other a written notification of a dispute regarding changes to a Licensee’s Expense Schedule prior to October 1 of the applicable year, the Licensee’s Expense Schedule for the succeeding year shall be the Licensee’s Expense Schedule for the prior year subject to the Automatic Increase.

8.                                       Programming Liability Claims.  If the KSMO Parties have the right under Section 1(b)(iii) of this Schedule 3.1 to seek reimbursement from Sales Agent for any liability that may be incurred by the KSMO Parties as a result of programming broadcast on the Station, the KSMO Parties shall not settle any claim regarding any such liability without Sales Agent’s consent (such consent not to be unreasonably withheld), and Sales Agent shall have the right to participate (at Sales Agent’s cost) in the of defense of any action involving a claim for any such liability.

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SCHEDULE 4.2

SCHEDULE OF DELIVERED PROGRAMMING

Commencing on the Base Date, Sales Agent shall be permitted to provide Delivered Programming constituting in the aggregate up to 22 hours and 12 minutes of the weekly programming time on the Station, but in no event shall the aggregate duration of such programming exceed 15% of the Station’s broadcast hours for any week.  Notwithstanding anything herein to the contrary, the obligations of Licensee set forth in this Schedule 4.2 shall be subject to Licensee’s rights under Sections 4.2, 4.5 and 4.10 of this Agreement.

At any time and from time to time following the Base Date, Sales Agent may designate by written notice to Licensee the days and times during which Licensee shall broadcast Delivered Programming on the Station, and Licensee shall commence the broadcast of such Delivered Programming no later than 14 days following its receipt of such notice, so long as (i) the duration of such Delivered Programming, together with the duration of all other Delivered Programming broadcast on the Station, does not exceed 15% of the Station’s weekly broadcast schedule and (ii) the broadcast of such Delivered Programming during the days and times specified by Sales Agent shall not conflict with the contractual obligations of the KSMO Parties.

At any time and from time to time following the Base Date, Sales Agent may designate by written notice to Licensee existing programming broadcast on the Station by Licensee that, effective upon Licensee’s receipt of such notice, shall constitute Delivered Programming for all purposes under this Agreement (any existing programming so designated by Sales Agent is “Converted Programming”).  At Sales Agent’s election, such notice may specify changes to the days and times during which Licensee shall broadcast such Converted Programming on the Station, and Licensee shall broadcast such Converted Programming during the days and times specified by Sales Agent no later than 14 days following its receipt of such notice, so long as (i) the duration of such Converted Programming, together with the duration of all other Delivered Programming broadcast on the Station, does not exceed 15% of the Station’s weekly broadcast schedule and (ii) the broadcast of such Converted Programming during the days and times specified by Sales Agent shall not conflict with the contractual obligations of the KSMO Parties.  Subject to receipt of any required consent, the KSMO Parties shall assign to Sales Agent as promptly as practicable following receipt of Sales Agent’s written notice their rights and interests in the Converted Programming in accordance with the terms and conditions set forth in the Purchase Agreement that are applicable to Assumed Contracts.

If the FCC changes its rules or policies in a manner that allows Sales Agent to provide Delivered Programming that exceeds 15% of the Station’s broadcast hours for any week, at the request of Sales Agent, Licensee shall cooperate in good faith with Sales Agent to agree upon one or more additional time periods during which Sales Agent shall be permitted to provide additional Delivered Programming for broadcast on the Station, but in no event shall the aggregate duration of all Delivered Programming, including such additional time periods, exceed the total amount of Delivered Programming as may be permitted by the FCC after giving effect to such change in the FCC’s rules or policies.

Upon no less than 14 days prior written notice from Sales Agent to Licensee, Sales Agent may change the date and times that the Delivered Programming shall be broadcast on the Station and Licensee agrees to broadcast the Delivered Programming in accordance with such revised schedule.

SCHEDULE 4.5

POLICY STATEMENT FOR BROADCAST MATERIAL

Sales Agent agrees to cooperate with Licensee in the broadcasting of programs of high quality and, for this purpose, to observe the following policies in the preparation, writing and production of Broadcast Material.

1.               CONTROVERSIAL ISSUE.  Any discussion of controversial issues of public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity, or like personal qualities of any person or group of persons shall be made; and Station programs (other than public forum or talk features) are not to be used as a forum for editorializing about individual candidates.  If such events occur, Licensee may require that responsive programming be aired.

2.               NO PLUGOLA OR PAYOLA.  The mention of any business activity or “plug” for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, is prohibited.

3.               ELECTION PROCEDURES.  At least ninety (90) days before the start of any primary or regular election campaign, Sales Agent will clear with the Licensee the rate Sales Agent will charge for the time to be sold to candidates for public office and/or their supporters to make certain that the rate charged is in conformance with the applicable law and the Licensee’s policy.

4.               PROGRAMMING PROHIBITIONS.  Sales Agent shall not knowingly broadcast any of the following programs or announcements:

(a)   False Claims.  False or unwarranted claims for any product or service.

(b)   Unfair Imitation.  Infringements of another advertiser’s rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

(c)   Commercial Disparagement.  Any unlawful disparagement of competitors or competitive goods.

(d)   Obscenity/Indecency/Profanity.  Any programs or announcements that are obscene or indecent, as those terms are interpreted and applied by the FCC.  Any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, either in theme or treatment.

(e)   Price Disclosure.  Any price mentions except as permitted by Licensee’s policies current at the time.

(f)   Unauthorized Testimonials.  Any testimonials which cannot be authenticated.

(g)   Descriptions of Bodily Functions.  Any continuity which describes in a repellent manner internal bodily functions or symptomatic results or internal disturbances, and no reference to matters which are not considered acceptable topics in social groups.

(h)   Conflict Advertising.  Any advertising matter or announcement which may, in the reasonable opinion of Licensee, be injurious or prejudicial to the interest of the public, the Station, or honest advertising and reputable business in general.

(i)   Fraudulent or Misleading Advertisement.  Any advertisement matter, announcement, or claim which Sales Agent knows to be fraudulent, misleading, or untrue.

5.               LOTTERIES.  Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited.

6.               RELIGIOUS PROGRAMMING RESTRICTIONS.  The subject of religion and references to particular faiths, tenants, and customs shall be treated with respect at all times.  Broadcast Material shall not be used as medium for attack on any faith, denomination, or sect or upon any individual or organization.

7.               CREDIT TERMS ADVERTISING.  Any advertising of credit terms shall be made over the Station in accordance with all applicable federal and state laws or regulations.

8.               NO ILLEGAL ANNOUNCEMENTS.  No announcements or promotion prohibited by federal or state law or regulation shall be made over the Station.  At Licensee’s request, any game, contest, or promotion relating to or to be presented over the Station must be fully stated and explained in advance to Licensee, which reserves the right in its sole discretion to reject any game, contest, or promotion.

9.               LICENSEE DISCRETION PARAMOUNT.  In accordance with the Licensee’s responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, Licensee reserves the right to reject or terminate any Broadcast Material proposed to be presented or being presented over the Station which is in conflict with the Licensee’s policy or which in the reasonable judgment of Licensee would not serve the public interest.

10.         PROGRAMMING IN WHICH SALES AGENT HAS A FINANCIAL INTEREST.  Sales Agent shall advise Licensee with respect to any Broadcast Material concerning goods or services in which Sales Agent has a material financial interest.  Any announcements for such goods and services for which Sales Agent charges less than its regular rate shall clearly identify Sales Agent’s financial interest.

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11.         MISCELLANEOUS.

(a)  Waiver.  To the extent legally permissible, the parties may jointly waive any of the foregoing policies in specific instances if, in their opinion, good broadcasting in the public interest is served.

(b)  Prior Consent.  In any case where questions of policy or interpretation arise, Sales Agent will attempt in good faith to submit the same to Licensee for decision before making any commitments in connection therewith.

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SCHEDULE 4.7

BARTER SCHEDULE

SCHEDULE 6.3

In November 2003, Sinclair filed applications with the FCC to acquire the license assets of five television stations, WRGT-TV, Dayton, Ohio, WTAT-TV, Charleston, South Carolina, WVAH-TV, Charleston, West Virginia, WNUV-TV, Baltimore, Maryland, and WTTE-TV, Columbus, Ohio.  The Rainbow/PUSH Coalition filed a petition to deny these five applications and in this context asked the FCC to revoke all of Sinclair’s FCC licenses.  The Chief of the Media Bureau of the FCC denied Rainbow’s request, and Rainbow filed a petition for reconsideration, which is pending.

The KSMO Parties are aware of threats that have been made publicly that various entities may file actions at the FCC against Sinclair Broadcast Group, Inc., which could include a filing against the Station.  None of these threats relate specifically to the Station except insofar as the Station acted in a manner consistent with a number of other Sinclair television stations.  On November 1, 2004, an organization calling itself “Free Press” filed a petition to deny the license renewal applications of six Sinclair stations (WXLV-TV, Winston-Salem, North Carolina, WUPN-TV, Greensboro, North Carolina, WLFL(TV), Raleigh, North Carolina, WRDC(TV), Durham, North Carolina, WLOS(TV), Asheville, North Carolina, and WMMP(TV), Charleston, South Carolina) and two Cunningham Broadcasting Corporation stations (WBSC-TV, Anderson, South Carolina and WTAT-TV, Charleston, South Carolina), which are programmed by Sinclair pursuant to LMAs.